Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of our reports dated February 29, 2012, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the Company changing its year end from November 30 to December 31) and the effectiveness of MSCI Inc.’s internal control over financial reporting, included in the Annual Report on Form 10-K of MSCI Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ Deloitte & Touche LLP

New York, New York

May 18, 2012